[COMPANY LOGO]          FOR IMMEDIATE RELEASE For more information, contact:
                        Media Contact:             Investor Contact:
                        Susan Koehler              (303) 414-5347
                        (303)414-5634              investor_relations@icgcom.com
                        susan_koehler@icgcom.com


                ICG COMMUNICATIONS FILES VOLUNTARY PETITIONS FOR
                        CHAPTER 11 BANKRUPTCY PROTECTION

ENGLEWOOD, Colo. (Nov. 14, 2000) - ICG Communications, Inc. (ICGX) and certain subsidiaries, announced today that it has filed voluntary petitions for Chapter 11 protection with the U.S. Bankruptcy Court for the District of Delaware. ICG is a telecommunications company and provider of network infrastructure, facilities and management.

     "This is a strategic step taken by the company as part of its on-going efforts to restructure and ultimately strengthen the company's balance sheet," said Randall E. Curran, chief executive officer, ICG. "We believe we'll be able to reposition ICG to be a profitable and competitive company well into the future."

     The company also announced it has secured a commitment for up to $350 million of new financing from Chase Manhattan Bank of which $200 million is available immediately. The remaining $150 million will be made available upon the satisfaction of certain conditions. ICG also has approximately $160 million cash on hand.

     "We believe that this liquidity is sufficient to continue to fund ICG's operations going forward to successfully complete our restructuring," said Curran.

     ICG will continue to maintain normal business operations for its nearly 10,000 customers nationwide providing all products and services in accordance with regulatory requirements. The company has taken this step with the full support of its major lenders and principal debt holders.

     "Our doors are open and it's business as usual," said William S. Beans Jr., chief operating officer and president of ICG. "Thanks to the diligent efforts of our employees and equipment vendors, we believe we have significantly improved our network performance related to our IRAS services and we are now focused on maintaining consistent high service levels for all our customers."

                                     -more-

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ICG Files for Chapter 11 Bankruptcy Protection                       Page 2 of 2

About ICG Communications
ICG Communications, Inc. is an Englewood, Colo.-based telecommunications company with a nationwide voice and data network. The company is a competitive local exchange carrier (CLEC) and broadband data communications company, as well as a provider of network infrastructure, facilities and management. ICG delivers products and services to its customer base of Internet service providers (ISPs), business customers, and interexchange carriers through its national network. For more information about ICG Communications (NASDAQ: ICGX), visit the company's Web site at http://www.icgcom.com.

Forward Looking Statement Disclosure
Information and statements presented in this press release are intended to be, and are hereby identified as, "forward-looking statements" within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information are subject to risks and uncertainties. Actual events or results may differ materially from the forward-looking statements set forth herein.


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